Exhibit 4.3

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO ANOTHER NOMINEE OF THE DEPOSITARY OR TO THE DEPOSITARY OR BY ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE RYLAND GROUP, INC.

5 3/8% Senior Notes due 2012

CUSIP # 783764AL7

No. R-1	$250,000,000

     THE RYLAND GROUP, INC., a Maryland corporation (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of Two Hundred Fifty Million Dollars on May 15, 2012, at the office or agency of the Company referred to below, and to pay interest thereon, accruing from May 9, 2005, on November 15, 2005 and semi-annually thereafter on May 15 and November 15 in each year, at the rate of 5 3/8% per annum until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be May 1 or November 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

     Payment of the principal of, and interest on, this Security will be made at the office appointed by the Company in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto.

     Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: May 9, 2005	THE RYLAND GROUP, INC.
By:
Gordon A Milne
Executive Vice President and Chief Financial Officer

Attest:

Timothy J. Geckle
Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

     This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

JPMorgan Chase Bank, N.A. (formerly known as Chemical Bank), as Trustee

By:

Authorized Officer

REVERSE OF SECURITY

     This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of June 28, 1996 (herein called the “Indenture”), between the Company and JPMorgan Chase Bank, N.A. (formerly known as Chemical Bank), as Trustee, herein called the “Trustee” (which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. The terms of this Security include the covenants and terms established by the Third Supplemental Indenture, dated as of May 9, 2005, among the Company, the Guarantors named therein and the Trustee, pursuant to the authority granted under the Indenture (such terms and covenants shall be referred to herein collectively with the terms and covenants set out in the Indenture that are applicable to the Securities of this series as the “Indenture Terms”). Defined terms used herein that are not otherwise defined shall have the meanings given such terms in the Indenture Terms. This Security is one of the series designated on the face hereof, in an aggregate principal amount of $250,000,000. The Company may subsequently issue additional securities as part of this series of Securities under the Indenture.

     The Company may, at its option, redeem the Securities in whole at any time or in part from time to time, on at least 30 but not more than 60 days’ prior notice, at a Redemption Price equal to the greater of (A) 100% of the principal amount of the Securities being redeemed and (B) the sum of the present values of the Remaining Scheduled Payments (as defined below) on the Securities being redeemed, discounted to the Redemption Date, on a semiannual basis, at the Treasury Rate (as defined below) plus 25 basis points (0.25%).

     The Company will also pay accrued interest on the Securities being redeemed to the Redemption Date. In determining the Redemption Price and accrued interest, interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

     If money sufficient to pay the Redemption Price of and accrued interest on the Securities to be redeemed is deposited with the Trustee on or before the Redemption Date, on and after the Redemption Date interest will cease to accrue on the Securities (or such portions thereof) called for redemption and such Securities will cease to be Outstanding.

     “Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities.

     “Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     “Reference Treasury Dealer” means each of J.P. Morgan Securities Inc. and at least one other primary U.S. Government securities dealer in New York City selected by Wachovia Capital Markets, LLC, and their respective successors; provided, however, that, if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer.

     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

     “Remaining Scheduled Payments” means, with respect to any Security, the remaining scheduled payments of the principal (or of the portion) thereof to be redeemed and interest thereon that would be due after the related Redemption Date but for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date with respect to such Security, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such Redemption Date.

     “Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

     The Indenture Terms contain provisions for defeasance at any time of the entire Indebtedness of this Security upon compliance with certain conditions set forth therein.

     The following constitute Events of Default: default for a period of 30 days in payment of any interest on any Security when due; default in payment of principal of, or premium, if any, on, any Security when due; default in performance of any other covenant in the Indenture with respect to the Securities or in the Securities which continues for 60 days after written notice to the Company by the Trustee or by the Holders of at least 25% in principal amount of the Securities of this series; the occurrence of any event that results in the acceleration of any of the Company or its Restricted Subsidiaries’ Indebtedness, other than Non-Recourse Indebtedness, of the Company or any of its Restricted Subsidiaries, that has an Outstanding principal amount of $10,000,000 or more in the aggregate; default in the payment of any principal or interest in respect of any Indebtedness of the Company or its Restricted Subsidiaries, other than Non-Recourse Indebtedness, that has an Outstanding principal amount of $20,000,000 or more and the continuation of such default for ten Business Days from the date such principal or interest payment became due and payable, after giving effect to any applicable grace period set forth in the documents governing such Indebtedness; and certain events of bankruptcy, insolvency or reorganization as provided in the Indenture Terms. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Outstanding Securities of this series may declare the principal of all of the Securities of this series to be due and payable immediately. Holders of Securities may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations, Holders of a majority in principal amount of the Securities of this series may direct the Trustee in its exercise of any trust or power conferred upon the Trustee with respect to such Securities. The Trustee may withhold from Holders of the Securities of this series notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. The Company must furnish an annual compliance certificate to the Trustee.

     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. Without the consent of any Holder of Securities, the Indenture or the Securities may be amended to cure any ambiguity, omission, defect or inconsistency or to make any change that does not adversely affect the rights of any Holder of Securities in any material respect. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holders of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

     No reference herein to the Indenture Terms and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, places and rates, and in the coin or currency, herein prescribed.

     As provided in the Indenture Terms and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency appointed by the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

     The Securities of this series are issuable only in registered form without coupons in denominations of $2,000.00 and any integral multiple thereof. As provided in the Indenture Terms and subject to certain limitations set forth therein, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

     No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture Terms or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder of Securities of this series by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Securities of this series.

     Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

     No recourse shall be had for the payment of the principal of (and premium, if any) or interest on this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture Terms or any indenture supplemental thereto, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

     JPMorgan Chase Bank, N.A., the Trustee under the Indenture, or any banking institution serving as successor Trustee thereunder, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates as if it were not Trustee.

     The Company will furnish to any Holder of the Securities of this series upon written request and without charge a copy of the Indenture. Requests may be made to: The Ryland Group, Inc., 24025 Park Sorrento, Suite 400, Calabasas, California 91302, Attention: Treasurer.